Exhibit 99.3
CONSENT OF PROSPECTIVE DIRECTOR
In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of M&T Bank Corporation (“M&T”) relating to the transactions contemplated by the Agreement and Plan of Merger, dated as of October 31, 2010, by and among M&T, MTB One, Inc., and Wilmington Trust Corporation (“Wilmington Trust”), pursuant to which MTB One, Inc. will merge with and into Wilmington Trust (the “Merger”), the undersigned hereby consents to being named in the Registration Statement and all amendments thereto as a person who is to become a director of M&T upon consummation of the Merger, and to the filing of this consent as an exhibit to the Registration Statement.
Date: November 19, 2010

/s/ Donald E. Foley Donald E. Foley